Exhibit 99.2

OptimizeRx Reverse Splits Stock 1-for-3 in Preparation for Nasdaq Listing

ROCHESTER, Mich., (May 14, 2018) — OptimizeRx Corp. (OTCQB: OPRX), one of the nation’s leading providers of digital health messaging for the pharmaceutical industry, will effect a 1-for-3 reverse split of its common stock effective prior to the opening of the market today, May 14, 2018.

The stock will begin trading on a post-split basis under the symbol “OPRXD.” After 20 business days, the stock will return to trading under the symbol “OPRX.”

“As we announced in our first quarter 2018 results press release, we expect this reverse split to allow our stock price to meet the listing requirements for The Nasdaq Capital Market,” stated OptimizeRx CEO, William Febbo. “We believe a Nasdaq listing will help broaden our shareholder base by increasing our appeal to retail and institutional investors. We also expect it to provide our investors with greater liquidity and ultimately enhance shareholder value.”

As a result of the split, every three shares of issued and outstanding common stock will be exchanged for one share of common stock. Each stockholder’s percentage ownership interest in OptimizeRx and proportional voting power will remain unchanged, and the rights and privileges as the holders of the common stock will be unaffected.

The reverse stock split will reduce the number of shares of issued and outstanding common stock from 34,636,811 pre-split to approximately 11,546,000 post-split. Proportional adjustments will be made to any outstanding warrants or options.

Before the listing of the common stock on The Nasdaq Capital Market can occur, Nasdaq will need to approve the company’s application for listing and there can be no assurance the application will be approved.

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is one of the nation’s leading providers of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory patient market with access to these benefits within their workflow at the point-of-care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Investor Relations Contact:

Ron Both or Grant Stude, CMA

Tel (949) 432-7557

oprx@cma.team